UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lauder, Leonard A. (1)
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board of Directors
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |05/15/|G   |V|190,000           |D  |           |4,901,280 (2)      |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |7,370,561          |I     |By Estee Lauder 1994 Trust |
                           |      |    | |                  |   |           |                   |      |(2)                        |
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Class A Common Stock       |      |    | |                  |   |           |2,531,471          |I     |By GRAT (2)                |
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Class A Common Stock       |      |    | |                  |   |           |3,579,302          |I     |By LAL Family Partners L.P.|
                           |      |    | |                  |   |           |                   |      | (2)                       |
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Class A Common Stock       |      |    | |                  |   |           |15,384             |I     |By Lauder & Sons L. P. (2) |
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Class A Common Stock       |      |    | |                  |   |           |390,000            |I     |By Spouse (2)              |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Leonard A. Lauder ("LAL"), Chairman of the Board, is the designated filer on behalf of:
(a) himself; and
(b) his wife, Evelyn H. Lauder ("EHL"), an Executive Officer (Senior Corporate Vice President) of the Issuer.
2. After LAL's gift on May 15, 2001, the amounts of Class A Common Stock beneficially owned by:
(a) LAL includes:
(i) 4,901,280 shares held directly;
(ii) 7,370,561 shares indirectly as a co-Trustee and beneficiary of The Estee Lauder 1994 Trust (does not include the ownership of 3,829,216 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock);
(iii) 2,531,471 shares indirectly as grantor of the GRAT does not include the ownership of 42,705,540 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock);
(iv) 3,579,302 shares indirectly as the sole individual general partner of LAL Family Partners L.P. and the majority stockholder of LAL Family
Corporation, which is the sole corporate partner of LAL Family Partners L.P. (a limited partnership in which LAL has sole voting and investment power) (does not include the ownership of 42,705,540 shares of Class B Common Stock, which are convertible into a like number of shares of Class
A Common Stock);
(v) 15,384 shares indirectly as a general partner of Lauder & Sons L.P. (LAL is also a trustee of The 1995 Estee Lauder LAL Trust, which is also a general partner of Lauder & Sons L.P.) (does not include the ownership of 3,846,154 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock); and
(vi) 390,000 shares indirectly which are held directly by his spouse, EHL.
LAL disclaims beneficial ownership of the shares in clauses 2 (a) (ii), (iii),
(iv) and (v) to the extent he does not have a pecuniary interest in such securities and he disclaims beneficial ownership of the shares in clause (a)
(vi) owned by his spouse.
(b) EHL includes:
(i) 390,000 shares held directly;
(ii) 4,901,280 shares held directly by her spouse, LAL; and
(iii) 13,496,718 shares held indirectly by her spouse, LAL (see 2 (a) (ii),
(iii), (iv) and (v) above regarding Class B shares).
EHL disclaims beneficial ownership of securities owned directly and indirectly by her spouse, LAL.
Joint Filer Information
Name: Evelyn H. Lauder
Address: The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, NY  10153
Designated Filer: Leonard A. Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc. (EL)
Date of Event Requiring Statement: 05/31/2001
Signature: /s/ Evelyn H. Lauder
SIGNATURE OF REPORTING PERSON
Leonard A. Lauder
DATE
06/01/2001